Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES AGREEMENT TO SELL SOUTH TEXAS ASSETS TO PLAINS EXPLORATION AND PRODUCTION COMPANY
-- Houston American to Retain Overriding Royalty Interest --

Houston, Texas – October 5, 2010 – Houston American Energy Corp (NYSE Amex: HUSA) today announced that it has entered into an agreement with Plains Exploration and Production Company (“Plains”) pursuant to which Houston American will sell to Plains its holdings in Karnes County, Texas with Houston American retaining an overriding royalty interest.

The planned purchase and sale are part of Plains’ publicly announced $578 million cash acquisition of interests in approximately 60,000 net acres in the Eagle Ford oil and gas condensate windows in South Texas.

Under the Purchase and Sale Agreement Houston American will sell to Plains its 2.5% Working Interest in 6,000+ gross acres in Karnes County for approximately $1.65 million in cash less customary closing costs.  As part of the transaction, Houston American will retain a 1.25% of 8/8’s Overriding Royalty Interest (“ORRI”) in this acreage.  In addition, Houston American will retain its 1.25% ORRI on any additional acreage Plains acquires within the Prospect Area (approximately 50,000 gross acres located in Karnes County) up until April 2, 2012.

Mr. John Terwilliger, President and Chairman of Houston American, stated, “This is a very nice transaction for Houston American in that we paid less than $250,000 for both the Working Interest and the Overriding Royalty Interest less than eighteen months ago.  Through this transaction Plains has made a significant additional investment in the Eagle Ford and I am sure they will follow up this investment and aggressively drill up this valuable and very prospective acreage, which in the future should generate significant cash flows to our Royalty interest free of all costs to Houston American.”

The transaction is expected to close during the fourth-quarter 2010, subject to customary closing conditions and adjustments, with an effective date of September 1, 2010.

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the ultimate sale of Houston American’s acreage, the terms and timing of such sale and the ultimate proceeds realized by Houston American, the ultimate drilling plans and results of Plains and the royalties realized by Houston American from the ORRI. Those statements, and Houston American Energy Corp, are subject to a number of risks, including the potential inability to satisfy the closing conditions in the purchase and sale agreement, potential changes in price based on operations and fluctuations in oil prices, changes in market conditions and other factors, effects of government regulation, the ability of Houston American to reinvest potential sale proceeds on a favorable basis and the ultimate results derived from properties retained.  These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.